State of Delaware
Secretary of State
Division of Corporations
Delivered 03:14 PM 10/11/2022
FILED 03:14 PM 10/11/2022
SR 20223746038 - File Number 6551240

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

THE UNDERSIGNED, being all the directors of Grapefruit USA, Inc., a Delaware corporation (the "Company"), hereby certify that it took the following corporate actions and adopted the following resolutions upon unanimous written consent of the Corporation's directors who adopted and approved said resolutions, effective as of October 11, 2022;

FIRST: That at a meeting of the Board of Directors of Grapefruit USA, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "IV" so that, as amended, said Article shall be and read as follows:

"This corporation is authorized to issue two classes of shares designated respectively as "Common Stock and "Preferred Stock" and referred to herein as Common Stock or Common Shares and Preferred Stock or Preferred Shares, respectively. The total number of shares of Common Stock this corporation is authorized to issue is 2,000,000,000 and each share shall have a par value of $0.0001, and the total number of shares of Preferred Stock this corporation is authorized to issue is 2,000,000 and each share shall have a par value of $0.0001. The Preferred Shares may be issued from time to time in one or more series. The board of directors is authorized to fix the number of shares of any series of Preferred Shares and to determine the designation of any such series. The board of directors is also authorized to determine or alter then rights, preference, privileges, and restrictions granted to or imposed upon any privileges and restricts granted to or imposed upon any wholly un-issued series of Preferred Shares, and within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing then number of shares constitution any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of an series subsequent to the issue of shares of that series."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[signature page follows]

Dated; October 11, 2022

DocuSigned by:
By: Daniel Yourist
F2975FC1510942C...
Name: Daniel Yourist
Title: Director and COO

DocuSigned by:
By: Bradley Yourist
86703B024C654F9...
Name: Bradley Yourist
Title: Director and CEO

DocuSigned by:
By:
22AC62FE501749A...
Name: Sharon Boddie
Title: Director